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EXHIBIT 23.1

                            CONSENT OF ACCOUNTANTS

        As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 6, 1996 except with respect to the sale of Champion Dental Services, Inc. discussed Note 6, as to which the date is February 10, 1997 on the balance sheets of Champion Dental Services, Inc. as of December 31, 1995 and 1994 and the related statements of operations, shareholders' equity and cash flows for the years then ended, which is included in the amendment to the Form 8-K of First Commonwealth, Inc. dated December 31, 1996, into the previously filed Registration Statements of First Commonwealth, Inc. on Form S-3 (Registration No. 333-1879) and on Form S-8 (Registration No. 333-00474).

/s/ Arthur Andersen, LLP
Arthur Andersen, LLP

St. Louis, Missouri
March 14, 1997